Exhibit 99.1

TALON INTERNATIONAL REPORTS SECOND QUARTER AND

SIX MONTHS FINANCIAL RESULTS FOR 2013

Company Redeems Series B Preferred Stock; Opens Additional Sales Offices

LOS ANGELES – August 12, 2013 – Talon International, Inc. (OTCQB:TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the second quarter and six months ended June 30, 2013.

Second Quarter 2013 Highlights

●	Net sales were $16.6 million, up 26.3% over the same period in 2012, reflecting higher sales across all three product lines.
●	Income from operations was $1.6 million, up 63.0% compared to the prior year.
●	Net income was $1.3 million, up 88.1% from 2012.
●	Subsequent to the end of the quarter, the Company redeemed all the outstanding shares of its preferred stock.

Second Quarter 2013 Financial Results

Sales for the quarter ended June 30, 2013 were $16.6 million, reflecting a 26.3% increase over the same period in 2012. Sales for the second quarter of 2013 included zipper sales of $9.5 million, up 37.9% from the second quarter of 2012, and Trim sales of $7.1 million, up 13.4% from the prior year period. In addition, sales of the Company’s advanced fabric technology TekFit® increased 40.9% over the same period last year, albeit off a small base. The sales gains reflect increased business from Talon’s current customers as well as the addition of new brands and retailers to the Company’s customer base.

“We are pleased with our second quarter results, and our ability to deliver our fourth consecutive double-digit, quarterly increase in revenues over the prior-year results,” noted Lonnie Schnell, Talon’s CEO. “This year we have continued to execute on our vision for Talon’s future by expanding our global sales teams and opening new sales offices in Europe and Asia. We are capitalizing on the opportunities we see to expand our reach and enter into new and promising geographies. Importantly, now that we have successfully eliminated the preferred stock liabilities, we are better capitalized, and even better positioned, to compete and grow significantly.”

Gross profit for the second quarter of 2013 was $5.6 million, or 33.4% of sales, as compared to $4.4 million, or 33.1% of sales, for the same quarter in 2012. The increase in gross profit was primarily attributable to greater overall sales volumes.

Operating expenses for the second quarter of 2013 were $4.0 million, or 23.8% of sales, as compared to $3.4 million, or 25.7% of sales, in the second quarter of 2012. Sales and marketing expenses of $1.5 million increased 31.4% from the same quarter in 2012 reflecting continued investment in strengthening Talon’s sales force in the U.S., Europe and Asia and increased sales commissions associated with the higher sales volumes. General and administrative expenses for the period totaled $2.4 million, an increase of 9.6%, attributable to higher net compensation costs.

Net income for the quarter ended June 30, 2013 was $1,263,000 as compared to net income of $671,000 for the same quarter in 2012.

Six-month 2013 Financial Results

Sales for the six months ended June 30, 2013 were $26.8 million, an increase of 22.1% from same period in 2012.

Gross profit for the first six months of 2013 was $8.7 million, or 32.6% of sales, as compared to $7.1 million, or 32.5% of sales, for the same period in 2012.

Operating expenses for the six months ended June 30, 2013 were $6.9 million, or 25.9% of sales, as compared to $6.6 million, or 30.2% of sales, in the first half of 2012. Sales and marketing expenses of $2.8 million increased 23.5% from the same period in 2012. General and administrative expenses for the period totaled $4.1 million, a decrease of 5.3% from the prior year period.

Net income for the six months ended June 30, 2013 was $1,543,000, more than three times higher than net income of $466,000 in the same period in 2012.

Recapitalization

On July 12, 2013, Talon redeemed all of its outstanding Series B Preferred stock for $18.8 million. This resulted in an effective immediate $7.1 million benefit to common shareholders as the Company eliminated the shares at a significant discount from its book value of $25.9 million. The preferred share liquidation preference was scheduled to increase 16% annually, and would have reached nearly $41 million when it was due to mature in 2016, so the longer-term savings achieved through the early redemption was even more significant.

Talon funded the redemption with $13.0 million in cash and a $5.8 million promissory note. Talon also raised $5.5 million through a strategic equity sale of 61.1 million shares of common stock to a group of private investors, including Chairman of the Board Mark Dyne, and a former Board member. The Company now has 91.9 million common shares outstanding.

Balance Sheet

At quarter end, cash and cash equivalents totaled $11.5 million, as compared to cash and cash equivalents of $8.9 million at December 31, 2012. In the redemption transactions, subsequent to the quarter end, the Company used $7.5 million of its cash and issued a $5.8 million short-term, low-interest promissory note in order to complete the redemption. The Company expects to refinance all or part of the note prior to its maturity in January 2014.

The Company’s remaining cash and cash equivalents and anticipated cash flow from operations will be sufficient to fund Talon’s working capital requirements for at least the next twelve months, assuming the Company is successful in refinancing the short-term note.

Conference Call

Talon International will hold a conference call today, Monday, August 12, 2013 to discuss today’s earnings announcement. Mr. Schnell will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow the presentation. To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Monday, August 12, 2013

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Domestic callers: 1-877-300-8521

International callers: 1-412-317-6026

Conference ID#: TALON

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until September 12, 2013. The toll-free replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international, conference ID 10032585.

About Talon International, Inc.

Talon International, Inc. is a major supplier of customer zippers, complete trim solutions and stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands all under its trademark and world renowned brands, Talon®, and TekFit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, J.C. Penney, FatFace, Victoria’s Secret, Wal-Mart, Tom Tailor, Phillips-Van Heusen, Juicy Couture, and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, India, Indonesia and Bangladesh.

Forward Looking Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “should,” and “potential,” among others. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to the company’s views on market growth, changing trends in apparel retailing, new product introductions, the company’s ability to execute on its sales strategies, ability to refinancing its short-term debt, and the risk factors listed from time to time in Talon’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for 2013. SEC-filed documents are available at no charge at the SEC’s website (www.sec.gov) or from the company. All forward-looking statements included in this release are based upon information available to Talon as of the date of this release, which may change.

Contacts:

Lisa Mueller (Investors)

Megan Klein (Media)

Financial Profiles, Inc.

Tel: 310-478-2700

TALON@finprofiles.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$16,640,964	$13,179,849	$26,780,714	$21,925,799
Cost of goods sold	11,089,124	8,821,120	18,052,796	14,796,314
Gross profit	5,551,840	4,358,729	8,727,918	7,129,485

Sales and marketing expenses	1,532,493	1,166,549	2,796,485	2,263,472
General and administrative expenses	2,430,748	2,217,822	4,133,957	4,365,481
Total operating expenses	3,963,241	3,384,371	6,930,442	6,628,953

Income from operations	1,588,599	974,358	1,797,476	500,532

Interest expense (income), net	(197)	19,723	575	41,760
Income before provision for income taxes	1,588,796	954,635	1,796,901	458,772
Provision for (benefit from) income taxes, net	326,081	283,501	253,833	(6,732)
Net income	$1,262,715	$671,134	$1,543,068	$465,504

Series B Preferred Stock Liquidation Preference Increase	(899,220)	(775,190)	(1,798,441)	(1,550,380)
Income (loss) applicable to Common Shareholders	$363,495	$(104,056)	$(255,373)	$(1,084,876)

Per share amounts:
Net income per share	$0.05	$0.03	$0.06	$0.02
Available to Preferred Shareholders	(0.04)	(0.03)	(0.07)	(0.07)
Basic net income (loss) per share applicable to Common Shareholders	$0.01	$0.00	$(0.01)	$(0.05)

Weighted average number of common shares outstanding – Basic	24,900,808	21,900,808	24,652,189	21,752,456
Weighted average number of common shares outstanding – Diluted	27,521,480	21,900,808	24,652,189	21,752,456

Net income	$1,262,715	$671,134	$1,543,068	$465,504

Other comprehensive income from foreign currency translation	31,142	29,320	29,851	13,686
Total comprehensive income	$1,293,857	$700,454	$1,572,919	$479,190

TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,506,088	$8,927,333
Accounts receivable, net	4,511,580	3,635,136
Inventories, net	933,397	730,503
Prepaid expenses and other current assets	532,636	456,460
Total current assets	17,483,701	13,749,432

Property and equipment, net	850,266	763,770
Intangible assets, net	4,273,652	4,279,943
Other assets	390,821	182,671
Total assets	$22,998,440	$18,975,816

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$9,609,871	$7,866,662
Accrued expenses	2,551,896	2,023,535
Current portion of capital lease obligations	1,585	3,247
Total current liabilities	12,163,352	9,893,444

Deferred income taxes	1,017,755	945,543
Other liabilities	42,423	186,051
Total liabilities	13,223,530	11,025,038

Series B Convertible Preferred Stock, $0.001 par value; 407,160 shares authorized, issued and outstanding	25,777,657	23,979,216
Stockholders’ Equity (Deficit):
Series A Preferred Stock, $0.001 par value; 250,000 shares authorized; no shares issued or outstanding	-	-
Common Stock, $0.01 par value, 100,000,000 shares authorized; 24,900,808 and 23,400,808 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	24,901	23,401
Additional paid-in capital	58,708,444	58,458,731
Accumulated deficit	(74,833,425)	(74,578,052)
Accumulated other comprehensive income	97,333	67,482
Total stockholders’ equity (deficit)	(16,002,747)	(16,028,438)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$22,998,440	$18,975,816